UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 18, 2015

TAITRON COMPONENTS INCORPORATED
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	0-25844 (Commission File Number)	95-4249240 (I.R.S. Employer Identification No.)

28040 WEST HARRISON PARKWAY, VALENCIA, CALIFORNIA  91355
(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:  (661) 257-6060

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM  3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 18, 2015, Taitron Components Incorporated (the "Company") received written notice from the Nasdaq Stock Market ("Nasdaq") that the closing bid price for its Class A Common Stock was below $1.00 per share for the previous 30 consecutive business days, and that the Company is therefore not in compliance with the requirements for continued inclusion on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2).  In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has 180 calendar days, or until June 15, 2016, to regain compliance with this minimum $1.00 closing bid price requirement.

The Company may regain compliance with the $1.00 minimum closing bid listing requirements of the Nasdaq Capital Market if the closing bid price of the Company’s Class A Common Stock is $1.00 per share or higher for a minimum of 10 consecutive business days during this initial 180-day compliance period.  If compliance is not achieved by June 15, 2016, the Company expects that Nasdaq may provide the Company with an additional 180-day compliance period, subject to the Company satisfying other certain requirements by Nasdaq.

The Company intends to monitor the closing bid price for its Class A Common Stock during this initial 180-day compliance period and continue to assess its options to maintain its listing in light of this recent notification by Nasdaq.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TAITRON COMPONENTS INCORPORATED

Dated: December 23, 2015	By:	/s/ David Vanderhorst
David Vanderhorst
Chief Financial Officer